UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2009

TANDY BRANDS ACCESSORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18927	75-2349915
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

690 East Lamar Blvd., Suite 200 Arlington, Texas	76011
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 548-0090

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2009, Tandy Brands Accessories, Inc. (the “Company”) announced an organizational restructuring plan designed to focus the Company’s product development efforts, build critical capabilities, increase flexibility to better serve its retail partners’ needs and reduce operating expenses (the “Corporate Restructuring”). As reported on the Company’s Form 8-K filed on January 23, 2009, in connection with the Corporate Restructuring, the Company eliminated the position of President – Women’s Division, which resulted in the termination of Jane A. Batts’ employment with the Company on January 19, 2009.

The Company has entered into a Separation Agreement and Release of Claims with Ms. Batts, effective February 4, 2009 (the “Agreement”). Pursuant to the Agreement, and as previously agreed when Ms. Batts joined the Company, the Company will pay Ms. Batts twenty-six (26) weeks of her current base salary (approximately $120,000) over the next six months in an effort to ease the transition into different employment. In exchange for the foregoing separation benefit, Ms. Batts agreed to waive and release any and all claims that she may have against the Company and agreed to standard terms, including confidentiality, non-disparagement and non-solicitation provisions, among other terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY BRANDS ACCESSORIES, INC.

Date: February 10, 2009

By: /s/ N. Roderick McGeachy, III
N. Roderick McGeachy, III
President and Chief Executive Officer